As filed with the Securities and Exchange Commission on August 5, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Insight Communications Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-4053502
(State of incorporation)	(I.R.S. Employer Identification Number)

810 Seventh Avenue

New York, New York 10019

(917) 286-2300

(Address of registrant’s principal executive offices)

Insight Communications Company, Inc. 1999 Equity Incentive Plan

(Full title of plan)

Elliot Brecher, Esq.

Senior Vice President and General Counsel

Insight Communications Company, Inc.

810 Seventh Avenue

New York, New York 10019

(917) 286-2300

(Name, address and telephone number of agent for service)

With a copy to:

Robert L. Winikoff, Esq.

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 768-6700

Fax: (212) 768-6800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $.01 par value per share(4)	1,650,000(5)	$12.95	$21,367,500	$1,729

Common stock, $.01 par value per share(4)	900,000(6)	$12.83	$11,547,000	$ 935

Total:				$2,664

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	The shares of common stock registered by this Registration Statement are in addition to 5,000,000 shares of common stock previously registered on Form S-8 (Registration No. 333-57808), with respect to the Insight Communications Company, Inc. 1999 Equity Incentive Plan (formerly the 1999 Stock Option Plan; the “Plan”).

(3)	Estimated pursuant to Rule 457(h)(1) under the Securities Act of 1933.

(4)	As provided under the Plan, the shares of common stock issued or issuable under the Plan may be either Class A common stock or Class B common stock of the Registrant.

(5)	Represents shares that may be issued under the Plan.

(6)	Represents shares of the Registrant’s common stock underlying options granted pursuant to the Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Insight Communications Company, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) (File No. 0-26677) are incorporated herein by reference and made a part hereof:

•	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Amendment No. 1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003;

•	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

•	Registrant’s Definitive Proxy Statement for the Registrant’s 2003 Annual Meeting of Stockholders, filed with the SEC on April 11, 2003; and

•	Registrant’s Registration Statement on Form 8-A containing a description of Registrant’s Class A Common Stock, par value $.01 per share.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all common stock registered hereby has been sold or which deregisters such common stock then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Registrant’s Class A Common Stock is registered under Section 12 of the Exchange Act and a description of such common stock is set forth in Registrant’s Registration Statement on Form 8-A. Registrant’s Class B Common Stock is not registered under Section 12 of the Exchange Act. The following is a description of Registrant’s Class B Common Stock.

The rights of the holders of Class A and Class B Common Stock are substantially identical in all respects, except for their voting rights. Only members of Registrant’s management and certain permitted transferees, as defined in Registrant’s restated certificate of incorporation, may hold Class B Common Stock. Registrant’s agreement with Vestar Capital Partners III, L.P. further restricts eligible holders of Class B Common Stock. The Vestar agreement terminates at such time as Vestar owns less than 992,172 shares of Registrant’s Common Stock. Under Registrant’s agreement with Vestar, Registrant has agreed to issue additional shares of Class B Common Stock only to senior executives under an option plan, provided that the maximum number of shares that may be issued does not exceed 6% of the fully-diluted outstanding common stock and that the exercise price at the options are at fair market value. There is no limitation on who may hold Class A Common Stock. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval, except as otherwise required by the Delaware General Corporation Law. Under Delaware law, the holders of each class of common stock are entitled to vote as a separate class with respect to any amendment to Registrant’s certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely. Registrant’s certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the total votes cast for the election of directors can elect all of the directors.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s by-laws provides for indemnification by the Registrant of any director or officer (as such term is defined in the by-laws) of the Registrant who is or was a director of any of its subsidiaries, or, at the request of the Registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in the by-laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The Registrant intends to enter into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains policies of insurance under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.	Exemption From Registration Claimed.

Not Applicable

Item 8.	Exhibits.

4.1	Insight Communications Company, Inc. 1999 Equity Incentive Plan (1)
4.2	Restated Certificate of Incorporation of Registrant (2)
4.3	By-laws of Registrant (2)
5.1	Opinion of Sonnenschein Nath & Rosenthal LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Sonnenschein Nath & Rosenthal LLP (reference is made to Exhibit 5.1 herein)
24.1	Power of Attorney (included as part of the signature page)

(1)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration Statement No. 333-78293), and incorporated herein by reference.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the restated certificate of incorporation and by-laws of the Registrant and the provisions of the Delaware law described under Item 6 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 31, 2003.

INSIGHT COMMUNICATIONS COMPANY, INC.

By:		/S/ MICHAEL S. WILLNER

	Name:	Michael S. Willner
	Title:	Vice Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elliot Brecher and Dinesh C. Jain, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/S/ SIDNEY R. KNAFEL	Chairman of the Board	July 31, 2003

Sidney R. Knafel

/S/ MICHAEL S. WILLNER	Vice Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2003

Michael S. Willner

/S/ KIM D. KELLY	President, Chief Operating Officer and Director	July 31, 2003

Kim D. Kelly

/S/ DINESH C. JAIN	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2003

Dinesh C. Jain

/S/ THOMAS L. KEMPNER	Director	July 31, 2003

Thomas L. Kempner

/S/ JAMES S. MARCUS	Director	July 31, 2003

James S. Marcus

/S/ DANIEL S. O’CONNELL	Director	July 31, 2003

Daniel S. O’Connell

/S/ DANIEL MANNINO	Senior Vice President and Controller (Principal Accounting Officer)	July 31, 2003

Daniel Mannino